Exhibit 10.3

NOTE MODIFICATION AGREEMENT

Term Loans

Obligor and Obligation No. 9661527819-90002

This Note Modification Agreement (“Agreement”) is made this 30 day of March, 2020, between SUPERIOR GROUP OF COMPANIES, INC. (“Borrower”), and TRUIST BANK (“Bank”), formerly known as Branch Banking and Trust Company, a North Carolina banking corporation, and successor by merger to SunTrust Bank.

WHEREAS, Bank is the holder of an Amended and Restated Promissory Note in the original principal amount of $85,000,000.00, given by Borrower to Bank, dated May 2, 2018 (as amended, modified, renewed or extended from time to time, the “Note”).

NOW, THEREFORE, Bank has agreed, in consideration of Borrower’s signature to this Agreement and mutual benefits accruing to both parties and for other good and valuable consideration, as follows:

1.

The payment(s) scheduled for April 1, 2020, May 1, 2020, and June 1, 2020, is (are) hereby deferred. Payments will resume on July 1, 2020 according to the terms of the Note. The final payment shall include, without limitation, any outstanding principal amount, any accrued and unpaid interest, including principal and interest deferred pursuant to this Agreement, and all other amounts owing under the Note, and shall be due and payable on the maturity date unless the loan evidenced by the Note is earlier accelerated by Bank following the occurrence and continuation of an event of default thereunder.

2.

To the extent Borrower has entered into one or more authorizations or agreements with Bank allowing Bank to debit one or more deposit accounts for payments under the Note, Borrower hereby consents to the temporary cessation of any such automatic transfer, effective from the date of this Agreement until payments are resumed in accordance with the provisions of paragraph 1 above.

3.	The terms of the Note shall be modified as set forth above without any discharge or release of the indebtedness evidenced thereby.

4.	All the terms, conditions, stipulations, prohibitions, rights and remedies contained in the Note not inconsistent herewith are hereby ratified and confirmed and remain in full force and effect.

5.	This Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, personal representatives, successors, and assigns.

6.	The delivery by email or facsimile of an executed copy of this Agreement shall be deemed valid as if an original signature was delivered.

IN WITNESS WHEREOF, the Borrower has executed this Agreement under seal the day and year aforesaid.

BORROWER:

SUPERIOR GROUP OF COMPANIES, INC.

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Chief Operating Officer, Chief Financial Officer and Treasurer

Documentary Stamp tax in the amount of $2,450.00 was fully paid to the Florida Department of Revenue on the Note. No additional documentary Stamp tax is required to be paid in connection with this Agreement.